Exhibit 16.1
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Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sirs:

We have read Item 4.01 of Form 8-K dated October 6, 2004 (the "Original Form 8-K") of Wireless Frontier Internet, Inc. (the "Registrant") and Item 4.01 of Form 8-K/A dated October 20, 2004 (the "Amended Form 8-K") of the Registrant.

We are in agreement with the part of the first sentence of the first paragraph relating to our firm and the second, third and fourth paragraphs on page 1 of the Original Form 8-K. We have no basis to agree or disagree with other statements of the Registrant contained in the Original Form 8-K.

We are in agreement with the second sentence of the first paragraph and the second, fourth and fifth paragraphs on page 1 of the Amended Form 8-K. We have no basis to agree or disagree with other statements of the Registrant contained in the Amended Form 8-K.


Pollard-Kelley Auditing Service, Inc.
Fairlawn, Ohio
October 20, 2004